Exhibit 10.14

MANAGEMENT INCENTIVE PLAN

TABLE OF CONTENTS

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ARTICLE 1 PLAN OBJECTIVES

Section 1.1 Purpose. The purpose of the Plan is to achieve the following objectives: (i) recognize outstanding performers who have contributed significantly to the Company’s success and to the success of such performers’ respective business units, (ii) align corporate goals and strategy to executive compensation strategy, and (iii) provide a compensation environment which will attract, retain and motivate key employees of the Company and its Subsidiaries and Affiliates.

ARTICLE 2 PLAN DURATION

Section 2.1 Term. The Plan shall be effective as of the Plan Year commencing on the Effective Date and shall continue for subsequent Plan Years unless terminated by the Committee prior to the commencement of any subsequent Plan Year. A termination of the Plan shall be effective as of the last date of the full Plan Year prior to its termination.

ARTICLE 3 DEFINITIONS

The following definitions shall apply for purposes of the Plan unless a different meaning is clearly indicated by the context:

Section 3.1 “Affiliate” means any company or other entity that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act of 1933, as amended, including any Subsidiary.

Section 3.2 “Award” means an award that is (a) described in section 5.1, and (b) calculated under section 7.1.

Section 3.3 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

Section 3.4 “Base Salary” means, for any Participant for a Plan Year, such Participant’s annual rate of base salary as of January 1 of the Plan Year (including any base salary determined within the first ninety (90) days after January 1 of the Plan Year), or, for Participant’s whose employment begins after January 1 of the Plan Year, the date on which such Participant’s employment begins.

Section 3.5 “Board” means the Board of Directors of the Company.

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Section 3.6 “Change of Control” means the first to occur of any of the following events:

(a)	(i) Any merger, consolidation or reorganization of Bank of Southern California, N.A. (“Bank”) or the Company in which Bank or the Company, as applicable, does not survive; except for purposes of this clause (i) the following shall not constitute a change in control: a merger, consolidation or reorganization where the beneficial owners, directly or indirectly, of securities of Bank or the Company, representing fifty percent (50.0%) or more of the combined voting power of Bank’s or the Company’s then outstanding securities, remain as the beneficial owners, directly or indirectly, of at least fifty percent (50.0%) of the combined voting power of the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) of any assets of Bank or the Company having an aggregate fair market value of fifty percent (50.0%) or more of the total value of assets of Bank or the Company, reflected in the most recent month end balance sheet of Bank or the Company; (iii) an acquisition whereby any -person” (as such term is used in the Exchange Act or any individual, corporation, partnership, trust, or any other entity, except for Employee,) is or becomes the beneficial owner, directly or indirectly, of securities of Bank or the Company representing more than fifty percent (50.0%) of the combined voting power of Bank’s or the Company’s then outstanding securities; except for purposes of this clause (iii) the following acquisition shall not constitute a change in control: (A) any acquisition directly from Bank or the Company; or (B) any acquisition by Bank or the Company; or (C) any acquisition by any employee benefit plan sponsored or maintained by Bank or the Company; (iv) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Bank or the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Bank’s or the Company’s shareholders, of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or (v) a majority of the members of the Board of Directors of Bank or the Company in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit hereunder that constitutes “nonqualified deferred compensation.” the transaction or event constituting the Change in Control must also constitute a “change in control event” (as defined in Treasury Regulation § 1.409A-3(i)(5)) in order to give rise to the payment or benefit which is payable by reason of occurrence of such transaction.

Section 3.7 “Code” means the Internal Revenue Code of 1986, as amended, including the corresponding provisions of any succeeding law.

Section 3.8 “Company” means SOUTHERN CALIFORNIA BANCORP, a corporation organized and existing under the laws of the State of California, and any successor thereto. Where the context requires, “Company” shall also include all direct and indirect subsidiaries of SOUTHERN CALIFORNIA BANCORP, including but not limited to Bank.

Section 3.9 “Corporate Performance Objectives “means for any Plan Year one or more objective performance objectives selected and established by the Committee in accordance with the requirements of Article VI.

Section 3.10 “Committee” means the Compensation Committee of the Company, or if no such committee exists, the Board.

Section 3.11 “Disability” shall, for purposes of determining the vesting of an Award, be considered to exist at the Participant’s termination of employment if, on such date, the Participant is suffering from a medical condition which qualifies him (or would, if he were a participant in such plan and upon completion of any applicable waiting or elimination period, qualify him) for benefits under the Company’s long-term disability plan as in effect from time to time or if there is no such plan at the applicable date, physical or mental incapacity as determined solely by the Committee.

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Section 3.12 “Discharge for Cause “means termination of employment due to (a) the willful, intentional, and material breach of duty by Participant in the course of his/her employment; (bi) the habitual and continued neglect by Participant of his/her employment duties and obligations; (c) Participant’s willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies, or resolutions of Bank or the Company, or of the rules or regulations of the Office of the Comptroller of the Currency (the “OCC”), the Federal Deposit Insurance Corporation (the “FDIC”) or the Board of Governors of the Federal Reserve System (“FRB”), or other regulatory agency or governmental authority having jurisdiction over Bank or the Company; (d) Participant’s refusal to comply in any material respect with the legal directives of any regulatory authority or governmental entity having jurisdiction over Bank or the Company; (e) the determination by a state or federal banking agency or governmental authority having jurisdiction over Bank or the Company that Participant is not suitable to act in the capacity for which he/she is then employed by Bank or the Company; (f) Participant’s conviction of any felony or a crime involving moral turpitude or commission of a fraudulent or dishonest act, including a breach of trust or misappropriation, or if Participant has entered a plea of nolo contendere to such an act or offense: (g) Participant’s willful misfeasance or negligence in the performance of his/her duties based on the sole discretion of the Company’s Board of Directors; (h) Participant’s conduct that is demonstrably and significantly harmful, or will likely have, or has had a material adverse effect on Company or an Affiliate, as reasonably determined by Company’s Board of Directors; (i) Participant cannot be covered under a fidelity bond issued by an insurance company reasonably acceptable to Company; (j) Participant’s disclosure without authority or unauthorized use of any secret or confidential information concerning Company or an Affiliate or their customers; or (k) Participant taking any action which Company’s Board of Directors determines, in its sole discretion and subject to good faith, fair dealing, and reasonableness, constitutes unfair competition with, or induces any customer to breach any contract with, Company or an Affiliate. Notwithstanding the foregoing, with respect to any Participant who is a party to an employment agreement or offer letter with the Company or any of its Affiliates or an offer letter with the Company or any of its Affiliates which contains a definition of “cause” or a substantially similar term, “Discharge for Cause” shall mean a termination for “cause” as defined in such an agreement.

Section 3.13 “Effective Date “means January 1, 2023.

Section 3.14 “Employee” means any individual employed by the Company or an Affiliate as an employee, but does not mean an individual who renders service solely as a director or independent contractor.

Section 3.15 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 3.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 3.17 “GAAP” means generally accepted accounting principles, as amended from time to time and applied in preparing the financial statements of the Company.

Section 3.18 “Good Reason” without Participant’s consent, which consent may be given or withheld in the Participant’s sole discretion, there occurs: (i) a material diminution in Participant’s authority, duties, or responsibilities, as determined on an enterprise-wide level and not with respect to any specific region or geographic location; (ii) a material diminution in Participant’s then annual base salary (excluding any bonus or incentive payments) on the date Participant provides Company with the written notice required hereunder (for this purpose, a reduction of five percent (5.0%) or more shall constitute a material diminution); (iii) a material diminution in the budget over which Participant retains authority; or (iv) a material change in the principal geographic location at which Participant must perform the services (for this purpose, a change in Participant’s location of employment that is within twenty-five (25) miles of Participant’s current location shall not constitute Good Reason). Notwithstanding the foregoing, ‘‘Good Reason” shall only exist if Participant shall have provided the Company with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason, and the Company fails to eliminate the conditions constituting Good Reason within thirty (30) days after Company’s receipt of written notice of such event or condition from Participant and Participant resigns within thirty (30) days of the expiration of such cure period. Notwithstanding the foregoing, with respect to any Participant who is a party to an employment agreement or offer letter with the Company or any of its Affiliates or an offer letter with the Company or any of its Affiliates which contains a definition of “good reason” or a substantially similar term, “Good Reason” shall have the meaning set forth in such agreement.

Section 3.19 “Participant” means an Employee who is selected by the Committee as eligible to participate in the Plan for a Plan Year.

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Section 3.20 “Plan” means the Southern California Bancorp Management Incentive Plan as amended and in effect from time to time.

Section 3.21 “Plan Year” means the calendar year.

Section 3.22 “Subsidiary” means any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock, membership interests or other ownership interests of any class or kind ordinarily having the power to vote for the directors, managers or other voting members of the governing body of such corporation or non-corporate entity. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that such entity could be considered as a subsidiary according to GAAP.

Section 3.23 “Taxable Year” means the taxable year of the Company for federal income tax purposes.

ARTICLE 4 ELIGIBILITY AND PARTICIPATION; TERMINATION OF PARTICIPATION; REPAYMENT

Section 4.1 Eligibility. The Committee shall annually select the individual Employees, if any, eligible for participation in the Plan, who shall be senior executive officers and/or key employees of the Company and its Subsidiaries and Affiliates. Unless otherwise specifically provided in this Article 4 or in the Award Agreement, Participant must be employed in good standing on the payment date of applicable Award for any Plan Year to be eligible to receive payment hereunder with respect to such Award for such Plan Year.

Section 4.2 Participation. An Employee who holds or assumes an eligible position shall be a Participant for a Plan Year only if selected by the Committee to participate in the Plan for the Plan Year.

Section 4.3 Termination of Employment - Change of Control. Unless otherwise provided in the Plan, in the specific terms of an Award Agreement, or in the provisions of a written employment or change of control/retention agreement between the Company and the Participant, a Participant who terminates employment with the Company in connection with and/or within 12 months following the effective date of a Change of Control shall be eligible for a prorated Award for the Plan Year in which the Change of Control occurs, and for the full amount of such Award if such termination occurs after such Plan Year but before payment otherwise is due with respect thereto, provided that his/her termination was not (i) a Discharge for Cause or (ii) voluntary without Good Reason. If a prorated Award is paid out under this section 4.3, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid, provided that, if such termination occurs after the Change in Control, in no event shall the amount of such Award prior to proration be less than the amount paid to such Participant under the Plan for the preceding Plan Year.

Section 4.4 Other Terminations. Unless otherwise provided in the specific terms of an Award Agreement, or in the provisions of a written employment or change of control/retention agreement between the Company and the Participant, the Committee shall have the authority to determine whether a Participant who ceases employment prior to the end of a Plan Year, whether by reason of Death, Disability or otherwise, is eligible to receive a prorated Award for that Plan Year. In the event that the Committee determines that a Participant who otherwise ceases employment prior to the end of a Plan Year is eligible to receive a prorated Award for that Plan Year, the amount of such Award shall be calculated and paid after the end of the Plan Year at the same time as other Awards for that Plan Year are paid.

Section 4.5 Prorated Awards. Prorated Awards shall be calculated by dividing the applicable annual Award by twelve (12) and multiplying the result by the number of months of the Participant’s service during the Plan Year, rounded up the next highest whole month.

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Section 4.6 Repayment. Any Award granted pursuant to the Plan or payment with respect thereto shall be subject to the Company’s Clawback Policy.

ARTICLE 5 AWARD OPPORTUNITY

Section 5.1 Target Awards. For each Plan Year, the Committee shall establish a target Award opportunity for each Participant. The target Award opportunity for each Plan Year shall be a percentage of the Participant’s Base Salary for the Plan Year or a specific dollar amount that may be earned upon the achievement of prescribed performance objectives.

ARTICLE 6 ESTABLISHMENT OF PERFORMANCE OBJECTIVES

Section 6.1 Corporate Performance Objectives.

Not later than a date which is within the first ninety (90) days of each Plan Year, the Committee shall establish one or more specific Corporate Performance Objectives for such Plan Year, including target levels and, if deemed appropriate by the Committee, one or more threshold, above target or other enhanced or reduced achievement levels associated with each Corporate Performance Objective. If the Committee adds a Participant to the Plan for a Plan Year after initially establishing the award opportunities and Corporate Performance Objectives for the Plan Year, the Committee shall determine whether to establish Corporate Performance Objectives applicable to the new Participant or provide that the new Participant be eligible to participate on a pro-rata basis.

The Corporate Performance Objectives may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, or a consolidated or business-unit basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Committee may determine.

(a) Those Corporate Performance Objectives which have meanings ascribed to them by GAAP as in effect and applied to the Company on the date on which the Corporate Performance Objectives are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the Corporate Performance Objectives.

Section 6.2 Award Matrix, Formula or Methodology. The Committee shall assign a percentage weight to each Corporate Performance Objective established by the Committee for each Plan Year. The weight assigned to any Corporate Performance Objectives which are not established in any Plan Year shall be zero, and the aggregate weight assigned to all Corporate Performance Objectives established by the Committee for any Plan Year shall equal one hundred percent (100%). The Committee may assign different weightings to Corporate Performance Objectives for each Participant or for classes of Participants. The Committee shall establish a matrix, formula or other methodology which shall set forth or otherwise define the relationship between the Corporate Performance Objectives, the target and other applicable performance levels with respect thereto, the weighting of such Corporate Performance Objectives, if any, and the corresponding award opportunity for each Participant.

Section 6.3 Adjustments. Under normal business conditions, once established for a Plan Year as provided herein, Corporate Performance Objectives shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change of Control, declaration and distribution of stock dividends or stock splits, mergers, consolidation or reorganizations, acquisitions or dispositions of material business units, pandemics or other unforeseeable Acts of God, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Corporate Performance Objectives is appropriate, the Committee shall reestablish the Corporate Performance Objectives to maintain as closely as possible the previously established expected level of overall performance of the Participants, taken as a whole, as is practicable.

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Section 6.4 Other Discretionary Adjustments. The Committee may, in its sole and absolute discretion, determine to adjust (whether increase or decrease) the amount of an Award computed by applying the award matrix, formula or methodology contemplated by section 6.2 for any or all Participants if it determines that prevailing circumstances (including, but not limited to, the subjective appraisal of the Participant’s performance for the Plan Year) so warrant.

ARTICLE 7 DETERMINATION AND PAYMENT OF AWARDS

Section 7.1 Certification of Corporate Performance Objectives. As promptly as practicable, but in any event within sixty (60) days after the end of each Plan Year, the Committee shall certify the performance of the Company relative to the Corporate Performance Objective or Objectives established for Participants. Each Participant’s Award shall be determined by multiplying either (i) the Participant’s Base Salary for the Plan Year multiplied by such Participant’s target Award opportunity established as a percentage of the Participant’s Base Salary for the Plan Year pursuant to section 5.1 or (ii) the specific dollar amount established as the Participant’s target Award opportunity pursuant to section 5.1, by the percentage or ordinal “score” determined by applying the matrix, formula or methodology established pursuant to sections 6.2 and 6.3, adjusted, if applicable, to take into account such subjective and objective factors as the Committee deems appropriate, including, but not limited to, the extent to which Participant’s overall individual performance met expectations. Awards under the Plan shall be paid no later than March 15 of the year immediately following the Plan Year.

Section 7.2 Form of Award Payment. Unless the Committee otherwise determines, Awards shall be payable in cash and/or payable in whole or in part by issuing shares of the Company’s common stock, no par value per share (“Common Stock”), in accordance with, and subject to the terms and conditions of, the Southern California Bancorp 2019 Omnibus Equity Incentive Plan, as such plan may from time to time be amended, or any equity compensation plan adopted by the Company as a successor plan thereto (collectively, the “LTIP”), which Common Stock shall have a fair market value (determined as set forth in the LTIP) on the date the Award is determined substantially equivalent to, but in no event greater than, the Award (or portion thereof to be paid in Common Stock) determined in accordance with section 7.1.

Section 7.3 Deferral of Awards. In lieu of receiving a cash payment in respect of Awards payable under the Plan, Participants may elect to defer Awards pursuant to the terms of a deferred compensation plan, as may then be adopted and in effect; provided, however, that notwithstanding the foregoing, the Company shall not be obligated and the foregoing shall not be construed as obligated the Company, to adopt any such deferred compensation plan or maintain such deferred compensation plan.

ARTICLE 8 ADMINISTRATION

Section 8.1 Committee. The Plan shall be administered by the Committee.

Section 8.2 Committee Action. The Committee shall hold such meetings, and may make such administrative rules and regulations, as it may deem proper. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members of the Committee present at a meeting at which a quorum is present, as well as actions taken pursuant to the unanimous written consent of all of the members of the Committee without holding a meeting, shall be deemed to be actions of the Committee. All actions of the Committee shall be final and conclusive and shall be binding upon the Company and all other interested parties. Any person dealing with the Committee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by the Secretary of the Committee, by two (2) members of the Committee or by a representative of the Committee authorized to sign the same in its behalf.

Section 8.3 Committee Responsibilities. Subject to the terms and conditions of the Plan and such limitations as may be imposed by the Board, the Committee shall have plenary authority and responsibility for the management and administration of the Plan and shall have such authority as shall be necessary or appropriate in order to carry out its responsibilities, including, without limitation, the authority:

(a) to interpret and construe the Plan, and to determine all questions that may arise under the Plan as to eligibility for participation in the Plan;

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(b) to adopt rules and regulations for the operation and administration of the Plan; and

(c) to take any other action not inconsistent with the provisions of the Plan that it may deem necessary or appropriate.

The Committee may delegate to one or more of its members or to one or more executive officers of the Company the authority to take any action or exercise any discretion required or permitted to be taken or exercised by the Committee with respect to any Employee or Participant other than the Company’s Chief Executive Officer or any Section 162(m) Covered Employee (as defined in 26 U.S.C. §162(m)(3)). Action taken or discretion exercised pursuant to such delegated authority shall be reported to the Committee. To the extent of any such delegation, references in the Plan or any instrument issued in relation to the Plan to the Committee shall be deemed to be references to the Committee’s delegate.

ARTICLE 9 AMENDMENT AND TERMINATION

Section 9.1 Amendment. The Board may amend or revise the Plan in whole or in part at any time; provided, however, that to the extent required to comply with section 162(m) of the Code, no such amendment or revision shall be effective if it amends a material term of the Plan unless approved by the requisite vote of shareholders.

Section 9.2 Termination. The Board may suspend or terminate the Plan in whole or in part at any time by giving written notice of such suspension or termination to the Committee.

ARTICLE 10 MISCELLANEOUS

Section 10.1 No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Participant any right to continuation of his or her position as an Employee. The Company and any Affiliate reserve the right to dismiss any Participant or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

Section 10.2 Non-Alienation of Benefits. Except as may otherwise be required by law, no distribution or payment under the Plan to any Participant, former Participant or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; nor shall any such distribution or payment be in any way liable for or subject to the debts, contracts, liabilities, engagements or torts of any person entitled to such distribution or payment. If any Participant, former Participant or beneficiary is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any such distribution or payment, voluntarily or involuntarily, the Committee, in its sole and absolute discretion, may cancel such distribution or payment or may hold or cause to be held or applied to such distribution or payment, or any part thereof, to or for the benefit of such Participant, former Participant or beneficiary, in such manner as the Committee shall direct; provided, however, that no such action by the Committee shall cause the acceleration or deferral of any benefit payments from the date on which such payments are scheduled to be made.

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Section 10.3 Appendices and Conflicts. Corporate Performance Objectives for Plan Year may be appended to this Plan as an Appendix. Capitalized terms used in such Appendix shall have the meaning ascribed to such terms as set forth herein. In the event of any conflict between the terms of any Appendix or any Award Agreement and the Plan, the terms of the Plan shall govern.

Section 10.4 Status of Plan Under ERISA. The Plan is intended to be a non-qualified incentive compensation program that is exempt from the regulatory requirements of ERISA. The Plan is not intended to comply with the requirements of section 401(a) of the Code or to be subject to Parts 2, 3 and 4 of Title I of ERISA. The Plan shall be administered and construed so as to effectuate this intent.

Section 10.5 Construction and Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words used in the plural may be read in the singular, and the masculine gender may be read as referring equally to the feminine gender or the neuter.

Section 10.6 Governing Law. The Plan shall be construed, administered and enforced according to the laws of the State of California, without giving effect to the conflict of laws principles thereof, except to the extent that such laws are preempted by federal law. The federal and state courts having jurisdiction in San Diego County, California shall have exclusive jurisdiction over any claim, action, complaint or lawsuit brought under the terms of the Plan or in any way relating to the rights or obligations of any person under the Plan, or the acts or omissions of the Company, the Board, the Committee or any duly authorized person acting in their behalf in relation to the Plan. By participating in the Plan, the Participant, for himself and any other person claiming any rights under the Plan through him, agrees to submit himself, and any such legal action described herein that he shall bring, to the exclusive jurisdiction of such courts for the adjudication and resolution of such disputes.

Section 10.7 Headings. The headings of Articles and sections are included solely for convenience of reference. If there is any conflict between such headings and the text of the Plan, the text shall control.

Section 10.8 Withholding. Payments from the Plan shall be subject to all applicable federal, state and local withholding taxes.

Section 10.9 Notices. Any communication required or permitted to be given under the Plan, including any notice, direction, designation, comment, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below, or at such other address as one such party may by written notice specify to the other party: (a) if to the Committee: Southern California Bancorp., 12265 El Camino Real # 100, San Diego, CA 92130, Attention: Executive Vice President, Chief Administration Officer; and (b) if to a Participant: to the Participant’s address as shown in the Company’s records.

Section 10.10 Severability. A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

Section 10.11 Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 10.12 Successors and Assigns. The provisions of the Plan will inure to the benefit of and be binding upon the Participants and their respective legal representatives and testate or intestate distributees, and the Company and its respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred.

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Section 10.13 Compliance with Section 409A of the Code. The Plan and the Awards made hereunder are intended to be exempt from section 409A of the Code and the regulations thereunder as “short-term deferrals.” To the extent that the Plan is construed to be a non-qualified deferred compensation plan described in section 409A of the Code, the Plan and any grant instruments shall be operated, administered and construed so as to comply with the requirements of section 409A of the Code. The Plan and any Award Agreements shall be subject to amendment, with or without advance notice to Participants and other interested parties, and on a prospective or retroactive basis, including, but not limited to, amendment in a manner that adversely affects the rights of Participants and other interested parties, to the extent necessary to effect compliance with section 409A of the Code. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have separated from service with the Company for purposes of this Plan or Awards and no payment shall be due to the Grantee under this Plan on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary in this Plan or Award Agreements, to the extent that any amounts are payable upon a separation from service and such payment would result in accelerated taxation and/or tax penalties under Section 409A of the Code, such payment, under this Plan or any other agreement of the Company, shall be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code. For purposes of Section 409A of the Code a right receive any installment payments pursuant to this Plan or Awards shall be treated as a right to receive a series of separate and distinct payments.

Section 10.14 Clawback of Incentive Compensation. The Company may terminate a Plan Participant’s right to the unpaid or unvested incentive compensation awarded hereunder and may require reimbursement to the Company by a Plan Participant of any incentive compensation previously paid or vested within the prior 12-month period pursuant to this Plan, in the event a Plan Participant is obligated to disgorge to or reimburse the Company for such compensation paid or payable to a Plan Participant by reason of application of Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any other applicable law or regulation requiring recapture, reimbursement or disgorgement of incentive-based pay. In the event a Plan Participant fails to make prompt reimbursement of any such incentive compensation previously paid, the Company may, to the extent permitted by applicable law, deduct the amount required to be reimbursed from a Plan Participant’s compensation otherwise due under this Agreement.

In addition, any incentive compensation payable to the a Plan Participant under this Agreement or any other agreement shall be subject to any policy, whether in existence as of the Effective Date of this Agreement or later adopted and/or established by the Company that provides for the clawback or recovery of amounts due to restatement of the Company’s financial records or due to fraud or other malfeasance in connection with the eligibility for or calculation of any amounts, that were paid to the Plan Participant under circumstances requiring clawback or recovery as set forth in such policy. The Company shall not apply such policy retroactively to a Plan Participant except to the extent it deems warranted, in good faith, due to a Plan Participant’s own fraud or malfeasance. The Company will make any determinations for clawback or recover in its sole discretion and in accordance with such policy and any applicable law or regulations; provided that such policy is generally applicable to other executive officers.

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